Exhibit 10.55
NiSource Inc.
20__ Omnibus Incentive Plan
20__ Performance Share Unit Award Agreement
    This Performance Share Unit Award Agreement (the “Agreement”) is made and entered into as of _______________ (the “Grant Date”), by and between NiSource Inc., a Delaware corporation (the “Company”), and __________________ an Employee of the Company or an Affiliate (the “Grantee”), pursuant to the terms of the NiSource Inc. 20__ Omnibus Incentive Plan, as amended (the “Plan”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Plan.
Section 1.     Performance Share Unit Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, a target award of [TOTAL TARGET NUMBER] Performance Share Units. The Performance Share Units shall be represented by a bookkeeping entry with respect to the Grantee (the “PSU Account”), and each Performance Share Unit shall be settled in one Share, to the extent provided under this Agreement and the Plan. This Agreement and the award shall be null and void unless the Grantee accepts this Agreement electronically within the Grantee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
Section 2.     Performance-Based Vesting Conditions.
(a)General. Subject to the remainder of this Agreement and the Grantee remaining in continuous Service through the 28th day of February that follows each applicable Performance Period (each, a “Vesting Date”), the Performance Share Units shall vest in accordance with the schedule set forth below, based on the Company’s RTSR performance over the _______ through ________ performance period (the “3-Year Performance Period”); provided, however, that the vesting of a portion of the Performance Share Units may be accelerated based on the Company’s RTSR performance over the __________ through _______ performance period (the “2-Year Performance Period” and, together with the 3-Year Performance Period, the “Performance Periods”) in accordance with the schedule set forth below. Notwithstanding the foregoing, the number of Performance Share Units eligible for vesting based on performance during the 2-Year Performance Period shall be limited to the product of: 67% multiplied by the target Performance Share Units multiplied by the vesting percentage determined based on the schedule below (the “2-Year Cap”). The number of Performance Share Units eligible for vesting based on the Company’s RTSR performance during the 3-Year Performance Period shall be reduced by the number of Performance Share Units that vested and were settled with respect to the 2-Year Performance Period. For the avoidance of doubt, any Performance Share Units that vested and were settled with respect to the 2-Year Performance Period shall not, subject to Section 20.10 of the Plan, be reduced based on performance during the 3-Year Performance Period.

Exhibit 10.55
(b)

Performance Level(1)	RTSR Percentile Ranking	Percentage of Performance Share Units Eligible for Vesting(2)
Trigger	________	____________
Target	________	____________
Stretch	_______and above	____________
(1)The vesting level for performance between performance levels shall be determined based on linear interpolation.
(2)The number of Performance Share Units that shall vest based on the Company’s RTSR performance shall be subject to (a) a performance magnifier as described in Section 2(b) below and (b) with respect to Performance Share Units that vest during the 2-Year Performance Period, the 2-Year Cap.
(c)Performance Magnifier. Subject to the terms of this Agreement and the Plan, the number of Performance Share Units eligible for vesting pursuant to Section 2(a) shall be adjusted based on the following schedule based on performance during the applicable Performance Period:

Performance Measure	Goal(1)	Magnifier(2)

(1)The vesting level for performance between performance levels shall be determined based on linear interpolation.
(2)Based on whether the Company achieves or fails to achieve the applicable performance goal, Performance Share Units eligible for vesting pursuant to Section 2(a) shall be increased or decreased in accordance with the percentages noted above, with any increase with respect to the 2-Year Performance Period, subject to the 2-Year Cap.
(d)Maximum Vesting Level. Notwithstanding anything herein to the contrary, including performance determined under Section 2(b), the maximum vesting level under this Award shall be capped at 200% of the target Performance Share Units.
(e)Definitions.
(i)“RTSR” means the annualized growth in the dividends and share price of a Share, calculated using a 20 day trading average of the Company’s closing price beginning on __________________ and ending ________________ compared to the TSR performance of the TSR Peer Group. The starting and ending share prices for the computation of RTSR shall equal the average closing price of each company’s common stock over the 20 trading days immediately preceding the first and last day of the performance period.
(ii)“TSR Peer Group” means the peer group of companies approved by the Committee at its meeting on _________________, as adjusted to reflect corporate transactions with respect to peer group companies as approved by the Committee at such meeting.

Exhibit 10.55
Section 3.     Termination of Employment.
(a)    Termination of Service Prior to Vesting Date. Except as set forth below, if the Grantee’s Service is terminated for any reason prior to the Vesting Date then the Grantee shall forfeit the unvested Performance Share Units credited to the Grantee’s PSU Account.
(b)    Retirement, Disability or Death.
(i)    Notwithstanding the foregoing, in the event that the Grantee’s Service terminates prior to the Vesting Date as a result of the Grantee’s (i) Retirement, (ii) Disability, or (iii) death and such death occurs with less than or equal to twelve months remaining in the Performance Period, then the Grantee (or the Grantee’s beneficiary or estate in the case of the Grantee’s death) shall vest in a pro rata portion of the Performance Share Units, based on the actual performance results for the applicable Performance Period. Such pro rata portion of the Performance Share Units with respect to each Performance Period shall be determined by multiplying the number of Performance Share Units earned based on actual performance by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months from the Grant Date and the applicable Vesting Date, with any Performance Share Units vesting with respect to the 2-Year Performance Period pursuant to this Section 3(b)(i) subject to the 2-Year Cap.
(ii)    If the Grantee terminates Service due to death prior to the Vesting Date and with more than 12 months remaining in the 3-Year Performance Period, then the Grantee’s beneficiary or estate shall vest, on the date of termination, in a pro rata portion of the target Performance Share Units. Such pro rata portion of the Performance Share Units shall be determined by multiplying the number of target Performance Share Units by a fraction, where the numerator shall equal the number of calendar months (including partial calendar months) that have elapsed from the Grant Date through the date of the Grantee’s termination of Service, and the denominator shall be the number of calendar months (including partial calendar months) that have elapsed between the Grant Date and the Vesting Date.
(iii)     “Retirement” means the Grantee’s termination from Service at or after attainment of age 55 and completion of at least 10 years of continuous Service measured from the Grantee’s most recent date of hire with the Company or an Affiliate.
(c)    Change in Control. Notwithstanding the foregoing provisions, in the event of a Change in Control, the Performance Share Units under this Agreement shall be subject to the Change in Control provisions set forth in the Plan. In the event of any conflict between the Plan and this Agreement, the Plan shall control. Notwithstanding any

Exhibit 10.55
other agreement between the Company and the Grantee, the “Good Reason” definition set forth in the Plan shall govern this award.
    Section 4. Delivery of Shares. Subject to the terms of this Agreement and except as otherwise provided for herein, the Company shall convert the Performance Share Units in the Grantee’s PSU Account into Shares and issue or deliver the total number of Shares due to the Grantee within 60 days following the applicable Vesting Date (but in any event no later than the March 15th immediately following the year in which the substantial risk of forfeiture with respect to the Performance Share Units lapses) or, if earlier, within 30 days following (a) the Grantee’s death in accordance with Section 3(b)(ii), (b) Grantee’s termination of Service without Cause or due to Good Reason in accordance with the Change in Control provisions of the Plan or (c) a Change in Control in the event the Performance Share Units do not become Alternative Awards under the Plan. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has issued or distributed the vested Performance Share Units, the Company shall transfer any Shares with respect to the vested Performance Share Units in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided. The issuance or deliver of the Shares hereunder shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 5.
    Section 5. Withholding of Taxes. As a condition precedent to the delivery to Grantee of any Shares upon vesting of the Performance Share Units, Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Performance Share Units. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee or withhold Shares. Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Performance Share Units (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold from the Shares otherwise to be delivered to Grantee upon the vesting of the Performance Share Units, a number of whole Shares having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.
    Section 6. Compliance with Applicable Law. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Share Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any

Exhibit 10.55
governmental agencies or national securities exchanges as may be required. The delivery of all or any Shares that relate to the Performance Share Units shall be effective only at such time that the issuance of such Shares shall not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. Subject to Code Section 409A, the Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares shall be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery shall not cause such violation, or at such later date that may be permitted under Code Section 409A.
    Section 7. Restriction on Transferability. Except as otherwise provided under the Plan, until the Performance Share Units have vested under this Agreement, the Performance Share Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Performance Share Units.
    Section 8. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s PSU Account, any Shares or any other specific assets of the Company. All amounts credited to the Grantee’s PSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
    Section 9. No Rights as Stockholder or Employee.
(a)Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Performance Share Units subject to this Agreement, nor shall the Company have any obligation to issue any dividend or otherwise afford any rights to which Shares are entitled with respect to any such Performance Share Units.
(b)Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.
    Section 10. Adjustments. If at any time while the Award is outstanding, the number of outstanding Performance Share Units is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan (in each case as determined by the Committee), the number and kind of Performance Share Units and the performance goals, as applicable, shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in the Change in Control provisions of the Plan, any Performance Share Units may be

Exhibit 10.55
replaced by Alternative Awards or forfeited in exchange for payment of cash in accordance with the Change in Control procedures and provisions of the Plan, as determined by the Committee.
    Section 11. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing, and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN 46410-6271 (or at such other address as the Company may designate by notice to the Grantee). Any notice hereunder by the Company shall be given to the Grantee in writing, and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
    Section 12. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, shall be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company or the Grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.
    Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.
    Section 14. Entire Agreement; Agreement Subject to Plan. This Agreement and the Plan contain all of the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Grantee hereby acknowledges receipt of a copy of the Plan.
    Section 15. Code Section 409A Compliance. This Agreement and the Performance Share Units granted hereunder are intended to be exempt from Code Section 409A to the maximum extent possible, and shall be interpreted and construed accordingly.

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Exhibit 10.55
IN WITNESS WHEREOF, the Company has caused the Performance Share Units subject to this Agreement to be granted, and the Grantee has accepted the Performance Share Units subject to the terms of the Agreement, as of the date first above written.
NiSource Inc.
____________________________________________
By: _________________
Its: _________________